Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Annapolis, Maryland

Contact:	Richard J. Morgan
President and Chief Executive Officer
(410) 280-6695

COMMERCEFIRST BANCORP ANNOUNCES RESULTS OF OPERATIONS

CommerceFirst Bancorp, Inc. (NASDAQ: CMFB), the holding company for CommerceFirst Bank, earned a consolidated net profit of $1,087,814 for the year ended December 31, 2007 compared to a net profit of $1,282,528 for the year ended December 31, 2006.  The Company continued its pattern of growth during the year ended December 31, 2007. This growth has resulted in increased revenues as compared to prior periods. The Company continues to experience strong loan demand for commercial loans and commercial real estate loans. The Company has no consumer loans and commercial loans are primarily provided to locally owned business relationships that are based in the Bank’s primary service area. Key measurements and events for the year ended December 31, 2007 include the following:

•	Net loans outstanding increased by 31.1% to $125 million as of December 31, 2007 from $95 million as of December 31, 2006.

•	Total assets as of December 31, 2007 increased by 5.3% to $149 million as compared to $141 million as of December 31, 2006.

•	Deposits as of December 31, 2007 were $123 million, an increase of $11 million or 10.0% from December 31, 2006.

•	The Company’s net income decreased to $1.088 million, or 15.2%, for the year ended December 31, 2007 as compared to net income of $1.282 million for the year ended December 31, 2006.

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Net interest income, the Company’s main source of income, was $6.0 million during the year ended December 31, 2007 compared to $5.3 million for the same period in 2006. This represents an increase of 12.4% for the year December 31, 2007 as compared to 2006.

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Non-interest expenses increased by $1.096 million or 30.0%, for the year ended December 31, 2007, as compared to 2006 as the result of changing the Bank’s core data processer, its internet service provider, changes to its communication system and costs of additional branches.

Earnings were adversely influenced by a decline in the Company’s net interest margin and increased expenses compared to last year. Net interest margin declined from 5.06% in 2006 to 4.38% in 2007 as the cost of funds increased faster than increases in the yields on interest earning assets. The increase in expenses was primarily the relate of the strategic implementation and expansion of the Bank’s branch network from two to five over the past fifteen months. Additionally, management implemented other infrastructure objectives in many areas of technology, changed core processing vendors, retained a new internet banking provider and renovated the Company’s head office branch and administrative facilities. These improvements will allow the Company to support its measured growth plan.

Forward Looking Statements.     This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company’s current expectations and estimates as to prospective events and circumstances that may or may not be in the Company’s control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.

CommerceFirst Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
December 31, 2007 and December 31, 2006

	December 31,	December 31,
	2007	2006
ASSETS	(Unaudited)	(Audited)

Cash and due from banks	$3,001,573	$3,689,487
Federal funds sold	8,723,315	28,665,993
Cash and cash equivalents	11,724,888	32,355,480
Investment securities - available for sale, at fair value	9,167,700	11,012,774
Investments in restricted stocks, at cost	467,000	467,000
Loans receivable, net of allowance for loan losses of $1,665,000 at December 31, 2007 and $1,613,693 at December 31, 2006	124,669,790	95,080,787
Premises and equipment, net	1,097,927	578,024
Accrued interest receivable	742,766	654,044
Deferred income taxes	551,882	549,021
Other assets	388,630	572,641
Total Assets	$148,810,583	$141,269,771

LIABILITIES

Non-interest bearing deposits	$19,245,887	$19,014,612
Interest bearing deposits	104,161,959	93,190,128
Total deposits	123,407,846	112,204,740

Securities sold under agreements to repurchase	4,305,936	9,579,116
Accrued interest payable	201,253	175,839
Other liabilities	839,187	623,091
Total Liabilities	128,754,222	122,582,786

STOCKHOLDERS’ EQUITY
Common stock - $.01 par value; authorized 4,000,000 shares.
Issued and outstanding: 1,820,548 shares at December 31, 2007 and 1,803,583 at December 31, 2006	18,205	18,036
Additional paid-in capital	17,852,931	17,683,450
Retained earnings	2,097,967	1,010,153
Accumulated other comprehensive loss:
Unrealized gain (loss) on securities available for sale	87,258	(24,654)
Total Stockholders’ Equity	20,056,361	18,686,985

Total Liabilities and Stockholders’ Equity	$148,810,583	$141,269,771

CommerceFirst Bancorp, Inc. and Subsidiary
Consolidated Statement of Operations
For the years Ended December 31, 2007, 2006 and 2005

	December 31,	December 31,	December 31,
	2007	2006	2005
Interest income:	(Unaudited)	(Audited)	(Audited)
Interest and fees on loans	$9,680,244	$7,451,852	$4,949,541
U.S. Treasury securities	434,685	251,378	275,168
Investment in stocks	25,153	25,087	20,923
Federal funds sold	682,783	477,785	393,253
Total interest income	10,822,865	8,206,102	5,638,885
Interest expense:
Deposits	4,775,274	2,773,737	1,402,736
Repurchase agreements	91,605	127,863	35,993
Federal funds purchased	—	3,876	—
Total interest expense	4,866,879	2,905,476	1,438,729
Net interest income	5,955,986	5,300,626	4,200,155

Provision for loan losses	45,383	225,000	360,000
Net interest income after provision for loan losses	5,910,603	5,075,626	3,840,155

Non-interest income:
Gain on sale of SBA loans	344,421	300,443	329,887
Service charges and other income	276,433	332,443	294,634
Total non-interest income	620,854	632,886	624,521

Non-interest expenses:
Compensation and benefits	2,646,492	2,210,744	1,732,805
Legal and professional	221,479	174,990	111,576
Rent and occupancy	500,911	329,989	254,199
Marketing and business development	107,617	111,850	53,196
Core processing conversion	117,227	—	—
Insurance	42,433	41,858	33,953
Data processing	112,287	83,230	72,161
Support services	132,546	154,161	164,403
Communications	106,260	33,523	13,053
Office supplies	101,406	90,470	42,810
SBA interest strip amortization	61,413	79,835	24,457
Depreciation and amortization	233,681	119,565	83,331
Other	365,386	221,970	187,158
Total non-interest expenses	4,749,138	3,652,185	2,773,102
Income before income taxes	1,782,319	2,056,327	1,691,575
Income tax expense	694,505	773,799	658,155
Net income	$1,087,814	$1,282,528	$1,033,420
Basic earnings per share	$0.60	$0.71	$0.63
Diluted earnings per share	$0.59	$0.69	$0.62